Exhibit 99.1

Annaly Capital Management, Inc. Expands Board with Election of Thomas Hamilton

•	The Board will benefit from Mr. Hamilton’s significant experience and financial industry expertise across fixed income markets

•	Appointment of Mr. Hamilton adds further depth to Annaly’s Audit and Risk Committees

•	Composition of Annaly’s Board of Directors now includes 13 members, 11 of whom are independent

NEW YORK – March 7, 2019 – Annaly Capital Management, Inc. (NYSE: NLY) (“Annaly” or the “Company”) today announced that the Board of Directors of the Company (the “Board”) has elected Thomas Hamilton, former Global Head of Securitized Product Trading and Banking and Head of Municipal Trading and Banking at Barclays Capital, as an independent member of the Board, effective March 6, 2019. Annaly takes a strategic approach to board composition with the addition of Mr. Hamilton, which brings the Board to 13 members, 11 of whom are independent.
“Tom adds deep financial services acumen to our Board across a number of investment strategies fundamental to Annaly’s business,” said Kevin Keyes, Chairman, Chief Executive Officer and President. “Tom has a phenomenal reputation and is a proven expert and leader in our industry with decades of experience across the fixed income arena – with particular proficiency in mortgage markets and securitized products, risk management and business strategy.” Mr. Keyes continued, “The Directors we have named over the past two years align with Annaly’s continued strategic evolution and enhance the Board’s expertise across a number of dimensions, including corporate governance, accounting, public policy, human resources and global financial services. We welcome Tom to our Board and look forward to the value his business insight and leadership will contribute to the future of our Company.”
Mr. Hamilton has served as the President, Chief Executive Officer and Owner of Construction Forms, Inc., an industrial manufacturing company, since 2013. Prior to his current position, Mr. Hamilton spent 24 years in a number of leadership positions in the financial industry. Most recently, Mr. Hamilton served as Strategic Advisor to the Global Head of Fixed Income, Currencies and Commodities at Barclays Capital in New York. Mr. Hamilton’s prior roles at Barclays include serving as the Global Head of Securitized Product Trading and Banking, in which capacity he was responsible for the build out of Barclay’s Global Securitized Product businesses, and as the Head of Municipal Trading and Banking. Prior to Barclays, Mr. Hamilton held various Managing Director roles at Citigroup, Inc. and Salomon Brothers, Inc., where he began his career.

Mr. Hamilton also serves as Chairman of the Board of Chondrial Therapeutics, Inc., a biotech company he started to cure a rare neurodegenerative disease called Friedreich’s Ataxia. He is also a Director of the Friedreich’s Ataxia Research Alliance, along with Co-Founder of his own charitable scientific effort, the CureFA Foundation.
Given the Company’s declassification of the Board in December of 2018, Mr. Hamilton will stand for re-election to the Board at the Company’s 2019 Annual Meeting of Stockholders for a term of one year. Mr. Hamilton has been appointed to the Board’s Audit Committee and Risk Committee.
About Annaly
Annaly is a leading diversified capital manager that invests in and finances residential and commercial assets. Annaly’s principal business objective is to generate net income for distribution to its stockholders and to preserve capital through the prudent selection of investments and continuous management of its portfolio. Annaly has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Annaly is externally managed by Annaly Management Company LLC. Additional information is available at www.annaly.com.

Forward-Looking Statements
This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements which are based on various assumptions (some of which are beyond our control) and may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability of mortgage-backed securities and other securities for purchase; the availability of financing and, if available, the terms of any financings; changes in the market value of our assets; changes in business conditions and the general economy; our ability to grow our commercial real estate business; our ability to grow our residential credit business; our ability to grow our middle market lending business; credit risks related to our investments in credit risk transfer securities, residential mortgage-backed securities and related residential mortgage credit assets, commercial real estate assets and corporate debt; risks related to investments in mortgage servicing rights; our ability to consummate any contemplated investment opportunities; changes in government regulations or policy affecting our business; our ability to maintain our qualification as a REIT for U.S. federal income tax purposes; and our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law.

Contact
Annaly Capital Management, Inc.
Investor Relations
1-888-8Annaly
www.annaly.com